Exhibit 10.1
Transaction Framework Agreement
between
Veoneer Sweden AB,
Veoneer AB,
Veoneer US, Inc.,
Volvo Car Corporation AB,
ZTWO Company AB
and
Zenuity AB
In relation to
Zenuity Group
1 July 2020

1

Table of Contents
1. Definitions	2
2. The Transaction	10
2.1 Transactional steps	10
2.1.2 Structuring	10
2.1.3 Asset transfers	10
2.1.4 Share transfers	10
2.1.5 Intellectual property licenses	11
2.1.6 ZeVu agreements	11
2.1.7 Transitional services	11
2.1.8 Amsterdam Data Cluster	12
2.1.9 Post-Closing relationship between the Owners	12
3. Transaction principles	12
3.1 General principles	12
3.2 Assets, liabilities and contracts	13
3.3 Parent Guarantees	13
3.4 Unidentified Assets	14
3.5 Wrong Pocket Assets	17
3.6 Residual Assets	18
3.7 Intellectual Property	18
3.8 Premises	19
3.9 Liability	20
3.10 Valuation; Post-Closing Adjustments	20
4. Closing	21
4.1 Closing Date	20
4.2 Closing obligations	20
4.3 Terminated Agreements	23
5. Post-Closing obligations	23
5.1 Non-Solicitation	23
5.2 Preserved Information	24
5.3 Beyonav earn-out	25
6. Miscellaneous	25
6.1 Further assurance	25
6.2 Notices	26
6.3 Fees and expenses	28
6.4 Assignment	28
6.5 No waiver	28
6.6 Entire agreement	28
6.7 Schedules incorporated	28
6.8 Amendments	28
6.9 Survival of rights, duties and obligations	28
6.10 Provisions severable	28

6.11 Confidentiality and publicity	29
6.12 Governing law and arbitration	29

List of Schedules

Schedule 1.12	Carve-Out Assets
Schedule 1.17	Cooperation and Cost Sharing Agreement
Schedule 1.23	Employee Allocation
Schedule 1.27	New JVA
Schedule 1.31	Residual Assets
Schedule 1.33	Share Contribution Documentation
Schedule 1.42	Transaction Documents
Schedule 1.53	VCC Background IP License Agreement
Schedule 1.57	VCC Data License Agreement
Schedule 1.58	VCC Engineering Services Agreement
Schedule 1.61	VCC Share Purchase Agreement
Schedule 1.62	VCC Zenuity Foreground IP License Agreement
Schedule 1.66	VNE Background IP License Agreement
Schedule 1.70	VNE Data License Agreement
Schedule 1.71	VNE Engineering Services Agreement
Schedule 1.73	VNE Share Purchase Agreement DE
Schedule 1.74	VNE Share Purchase Agreement US
Schedule 1.75	VNE Transitional Services Agreement
Schedule 1.76	VNE Zenuity Foreground IP License Agreement
Schedule 1.83	Z1 Asset Transfer Agreement
Schedule 1.88	Z2 Asset Transfer Agreement
Schedule 1.95	Zenuity Transitional Services Agreement
Schedule 1.97	ZeVu Acknowledgement Agreement
Schedule 1.98	ZeVu License Agreement
Schedule 3.10(a)	Valuation

This transaction framework agreement (the "Agreement") is entered into on the date hereof between:
(a)Veoneer Sweden AB, a Swedish limited liability company, reg. no. 559131-0841, having its registered office at Wallentinsvägen 22, 447 37, Vårgårda, Sweden ("VNE");
(b)Veoneer AB, a Swedish limited liability company, reg. no. 559131-0858, having its registered office at Box 13089, 103 02 Stockholm, Sweden ("VAB")
(c)Veoneer US, Inc., with a registered office at 26545 American Drive, Southfield, MI 48034, a corporation incorporated under the laws of the State of Delaware, United States ("VUS")
(d)Volvo Car Corporation, a Swedish limited liability company, reg. no. 556074-3089, having its registered office at Avd. 50090 HB3S, 405 31, Göteborg, Sweden ("VCC"); and
(e)ZTWO Company AB, a Swedish limited liability company, reg. no. 559228-9358, having its registered office at Lindholmspiren 2, 41756 Gothenburg, Sweden ("Z2Co")
(f)Zenuity AB, a Swedish limited liability company, reg. no. 559073-6871, having its registered office at Lindholmspiren 2, 417 56, Göteborg, Sweden ("Zenuity").
VNE and VCC are hereinafter jointly referred to as the "Owners" and individually as an "Owner", and VNE, VAB, VUS, VCC, Z2Co and Zenuity are hereinafter jointly referred to as the "Parties" and individually a "Party".
Background
A.VCC and its affiliates are world-wide developers and manufacturers of passenger cars and are engaged in the development, manufacturing, marketing and sales of such cars and solutions related thereto, including solutions within the active safety area.
B.VNE and its affiliates are world-wide leading developers and producers of automotive technology, including sensors, control units, software and systems for restraint control, advanced driver assistance systems and collaborative and automated driving.
C.Zenuity and its affiliates are leading developers and producers of automotive technology and software with respect to advanced driver assistance systems and autonomous drive for the automotive sector.
D.Each of VCC and VNE owns 50 percent of the shares in Zenuity. Zenuity owns all shares in the Subsidiaries (as defined below).
E.The Owners have entered into a term sheet dated 18 May 2020 under which they have declared a common intention to separate and divide the assets, contracts, employees and liabilities of Zenuity and the Subsidiaries between themselves to achieve the separation structure. Ultimately, Zenuity will remain as a holding company with the purpose of managing the Zenuity Owned IP and to wind down the other activities of Zenuity, in accordance with this Agreement and the other Transaction Documents.

F.The Parties are entering into this Agreement to detail and commit themselves to the Transaction (as defined below) and the steps required to complete it.
1.Definitions
The following terms, used in this Agreement, have the following meanings and the singular form (where appropriate) shall include the plural form and vice versa:

1.1	AD	shall mean automated driving systems.
1.2	ADAS	shall mean advanced driver assistance systems.
1.3	Agreement	shall mean this transaction framework agreement and all schedules attached hereto.
1.4	Alleged Unidentified Asset	shall have the meaning set out in Section 3.4(a).
1.5	Alleged Wrong Pocket Asset	shall have the meaning set out in Section 3.5(a).
1.6	Amsterdam Data Cluster	shall mean the data storage and computing services provided under the master services agreements entered into between Zenuity and Dell Products on 18 July 2017.
1.7	Applicable Law	shall mean any law, regulation, judgment or other legally binding requirement or rule of any governmental authority in any jurisdiction applicable from time to time to any Person.
1.8	Asset Transfer	shall mean the asset transfer contemplated under any Asset Transfer Agreement.
1.9	Asset Transfer Agreement	shall mean any of the Z1 Asset Transfer Agreement and/or the Z2 Asset Transfer Agreement.
1.10	Business	shall mean the business carried out by the Zenuity Group as at the Closing Date.
1.11	Business Day
shall mean a day (other than a Saturday, Sunday or public holiday) on which banks are generally open for business in Sweden and the United States, other than for internet banking and/or telephone services only.

1.12	Carve-Out Assets
shall mean an asset, liability or contract listed in Schedule 1.12, which has been transferred from a Subsidiary to Zenuity or another Subsidiary between 31 May 2020 and the Closing Date in preparation of the Transaction.

1.13	Closing	shall mean the completion of the Transaction by the Parties performing their obligations in accordance with Section 4.2.
1.14	Closing Balance Sheet	shall have the meaning set out in Section 3.10(c).
1.15	Closing Date	shall mean the date of this Agreement.

1.16	Confidential Information	shall for the purpose of this Agreement mean all information of any kind or nature (whether written, oral, electronic or in any other form), including, without limitation, the existence and terms of this Agreement, which a Party from time to time may receive or obtain as a result of entering into this Agreement only, or information or circumstances not covered by confidentiality or non-confidentiality pursuant to any Transaction Document, relating to any other Party (acknowledging that as several separate transactions are contemplated by this Agreement, each with different requirements with respect to confidentiality, that the respective confidentiality obligations shall be regulated separately and specifically in the respective Transaction Documents with respect to such Transaction Document).
1.17	Cooperation and Cost Sharing Agreement
shall mean the cooperation and cost sharing agreement related to the Amsterdam Data Cluster, to be entered into between VNE, Z2Co, Zenuity and VCC on the Closing Date, in the agreed form set out in Schedule 1.17.

1.18	Correct Unidentified Asset Owner	shall have the meaning set out in Section 3.4(c).
1.19	Correct Wrong Pocket Asset Owner	shall have the meaning set out in Section 3.5(c).
1.20	De Minimis	shall have the meaning set out in Section 3.4(e)(ii).
1.21	Disagreement Notice	shall have the meaning set out in Section 3.10(e).
1.22	Disputed Matters	shall have the meaning set out in Section 3.10(f).
1.23	Employee Allocation	shall mean the allocation of employees between VNE and Z2Co, as set out in Schedule 1.23.
1.24	Existing JVA	shall mean the joint venture agreement regarding Zenuity entered into on 18 April 2017 between VCC and Autoliv Development AB (substituted by VNE on 29 June 2018).
1.25	Incorrect Unidentified Asset Owner	shall have the meaning set out in Section 3.4(g)(ii).
1.26	Incorrect Wrong Pocket Asset Owner	shall have the meaning set out in Section 3.5(c).
1.27	New JVA
shall mean the new joint venture agreement, including all schedules attached thereto, regarding Zenuity to be entered into between VNE and Z2Co on the Closing Date, in the agreed form set out in Schedule 1.27.

1.28	Parent Guarantees	shall have the meaning set out in Section 3.3.
1.29	Party	shall have the meaning set out in the introductory paragraph.
1.30	Preserved Information	shall have the meaning set out in Section 5.2(a)(i).

1.31	Residual Assets	shall mean an asset, liability or contract listed in Schedule 1.31, which has been identified as remaining with Zenuity following Closing.
1.32	Review Period	shall have the meaning set out in Section 3.10(e).
1.33	Share Contribution Documentation	shall mean an unconditional contribution of all VCC's shares in Zenuity to Z2Co on the Closing Date, in the agreed form set out in Schedule 1.33.
1.34	Share Purchase Agreement	shall mean any of the VCC Share Purchase Agreement, VNE Share Purchase Agreement DE and/or the VNE Share Purchase Agreement US.
1.35	Share Transfer	shall mean the share transfer contemplated under any Share Purchase Agreement.
1.36	Signing Date	shall mean the date on which this Agreement is signed by both Parties.
1.37	Subsidiaries	shall mean all subsidiaries of Zenuity, being (i) Zenuity DE, (ii) Zenuity US, and (iii) Zenuity CN.
1.38	Surviving Sections	shall mean Sections 2.1.2(b) and 6.2 to 6.12.
1.39	Tax
shall mean all direct and indirect taxes, charges, fees, duties and other assessments imposed by any authority, whether determined by reference to income, profits and gains, social security fees and other assessments, including but not limited to any income tax, sales tax, property tax, value added tax, transfer tax and stamp duty, together with any costs, interest, penalties, surcharges or other additional amounts to such taxes.

1.40	Terminated Agreements	shall have the meaning set out in Section 4.3.
1.41	Transaction	shall have the meaning set out in Section 2.
1.42	Transaction Documents	shall mean the agreements listed in Schedule 1.42.
1.43	TSAs	shall have the meaning set out in Section 2.1.6.
1.44	Unidentified Asset	shall mean an asset, liability or contract of Zenuity Group, which has not been identified and listed in any of the schedules to the Asset Transfer Agreements or the Share Purchase Agreements (including any Unidentified Tax Liability), it being specified, for the avoidance of doubt, that any liability resulting from a contract or an employee shall not be considered an Unidentified Asset to the extent such contract or employee is listed in any of the schedules to the Asset Transfer Agreements or the Share Purchase Agreements.
1.45	Unidentified Asset Notification	shall have the meaning set out in Section 3.4(a).
1.46	Unidentified Asset Payment	shall have the meaning set out in Section 3.4(b)(ii).
1.47	Unidentified Tax Liability	shall mean any Tax liability of Zenuity Group, which has not been identified and listed in any of the schedules to the Asset Transfer Agreements or the Share Purchase Agreements.
1.48	VAB	shall have the meaning set out in the introductory paragraph.
1.49	Valuation	shall have the meaning set out in Section 3.10(a).
1.50	Valuation Items	shall have the meaning set out in Section 3.10(b).
1.51	VCC	shall have the meaning set out in the introductory paragraph.
1.52	VCC Background IP	shall mean the intellectual property licensed pursuant to the (i) VCC BILA, and (ii) VCC BPLA.
1.53	VCC Background IP License Agreement
shall mean the intellectual property license agreement, including all schedules attached hereto, regarding the licensing of VCC Background IP to VNE, to be entered into between VCC and VNE on the Closing Date, in the agreed form set out in Schedule 1.53.

1.54	VCC BIAA	shall mean the existing background intellectual property assignment agreement between VCC and Zenuity.
1.55	VCC BILA	shall mean the existing background intellectual property license agreement between VCC and Zenuity.
1.56	VCC BPLA	shall mean the existing background patent license agreement between VCC and Zenuity.
1.57	VCC Data License Agreement
shall mean the data license agreement, including all schedules attached thereto, regarding VCC's provision of certain proprietary data to VNE, to be entered into between VCC and VNE on the Closing Date, in the agreed form set out in Schedule 1.57.

1.58	VCC Engineering Services Agreement
shall mean the engineering services agreement, including all schedules attached thereto, regarding Z2Co's provision of engineering services to VNE, to be entered into between Z2Co and VNE on the Closing Date, in the agreed form set out in Schedule 1.58.

1.59	VCC Entities	shall mean together Z2Co and VCC, and a "VCC Entity" shall mean any of them.
1.60	VCC MCLA	shall mean the existing master commercialization license agreement between VCC and Zenuity.
1.61	VCC Share Purchase Agreement
shall mean the share purchase agreement, including all schedules attached thereto, regarding Z2Co's purchase of all shares in Zenuity CN, to be entered into between Z2Co and Zenuity on the Closing Date, in the agreed form set out in Schedule 1.61.

1.62	VCC Zenuity Foreground IP License Agreement
shall mean the intellectual property license agreement, including all schedules attached hereto, regarding the licensing of Zenuity Owned IP to Z2Co, to be entered into between Zenuity and Z2Co on the Closing Date, in the agreed form set out in Schedule 1.62.

1.63	VNE	shall have the meaning set out in the introductory paragraph.
1.64	VNE Entities	shall mean together VNE, VAB and VUS, and a "VNE Entity" shall mean any of them.
1.65	VNE Background IP	shall mean the intellectual property licensed pursuant to the (i) VNE BILA, and (ii) VNE BPLA.
1.66	VNE Background IP License Agreement
shall mean the intellectual property license agreement, including all schedules attached hereto, regarding the licensing of VNE Background IP to VCC, to be entered into between VNE and VCC on the Closing Date, in the agreed form set out in Schedule 1.66.

1.67	VNE BIAA	shall mean the existing background intellectual property assignment agreement between VNE and Zenuity.
1.68	VNE BILA	shall mean the existing background intellectual property license agreement between VNE and Zenuity.
1.69	VNE BPLA	shall mean the existing background patent license agreement between VNE and Zenuity.
1.70	VNE Data License Agreement
shall mean the data license agreement, including all schedules attached thereto, regarding VNE's provision of certain proprietary data to Z2Co, to be entered into between VNE and Z2Co on the Closing Date, in the agreed form set out in Schedule 1.70.

1.71	VNE Engineering Services Agreement
shall mean the engineering services agreement, including all schedules attached thereto, regarding VNE's provision of engineering services to Z2Co, to be entered into between VNE and Z2Co on the Closing Date, in the agreed form set out in Schedule 1.71.

1.72	VNE MCLA	shall mean the existing Master Commercialization License Agreement between VNE and Zenuity.
1.73	VNE Share Purchase Agreement DE
shall mean the share purchase agreement, including all schedules attached thereto, regarding VAB's purchase of all shares in Zenuity DE, to be entered into between VAB and Zenuity on the Closing Date, in the agreed form set out in Schedule 1.73.

1.74	VNE Share Purchase Agreement US
shall mean the share purchase agreement, including all schedules attached thereto, regarding VUS's purchase of all shares in Zenuity US, to be entered into between VUS and Zenuity on the Closing Date, in the agreed form set out in Schedule 1.74.

1.75	VNE Transitional Services Agreement	shall mean the transitional services agreement, including all schedules attached thereto, to be entered into between Z2Co and VNE on the Closing Date, in the agreed form set out in Schedule 1.75.
1.76	VNE Zenuity Foreground IP License Agreement
shall mean the intellectual property license agreement, including all schedules attached hereto, regarding the licensing of Zenuity Owned IP to VNE, to be entered into between Zenuity and VNE on the Closing Date, in the agreed form set out in Schedule 1.76.

1.77	VUS	shall have the meaning set out in the introductory paragraph.
1.78	Wrong Pocket Asset	shall mean an asset, liability or contract of the Zenuity Group, which has been listed as an asset, liability or contract, as applicable, in the schedules to the Asset Transfer Agreements or the Share Purchase Agreements but erroneously not been transferred to (i) VNE or Z2Co (as applicable) with respect to the Asset Transfer Agreements, or (ii) alongside the relevant Subsidiary with respect to the Share Purchase Agreements, and instead has either (a) remained with Zenuity, or (b) been transferred to another party, directly or indirectly, pursuant to the Asset Transfer Agreements or the Share Purchase Agreements (including any Wrong Pocket Tax Liability).
1.79	Wrong Pocket Asset Notification	shall have the meaning set out in Section 3.5(a).
1.80	Wrong Pocket Tax Liability	shall mean any Tax liability of the Zenuity Group, which has been listed as a liability in the schedules to the Asset Transfer Agreements or the Share Purchase Agreements but erroneously not been transferred to (i) VNE or Z2Co (as applicable) with respect to the Asset Transfer Agreements, or (ii) alongside the relevant Subsidiary with respect to the Share Purchase Agreements, and instead has either (a) remained with Zenuity, or (b) been transferred to another party, directly or indirectly, pursuant to the Asset Transfer Agreements or the Share Purchase Agreements.

1.81	Zenuity	shall have the meaning set out in the introductory paragraph.
1.82	Zenuity Owned IP
shall mean all (i) intellectual property assigned to Zenuity upon its incorporation under the Existing JVA (via the VNE BIAA and the VCC BIAA), and (ii) intellectual property created, invented, authored, developed, collected, acquired, or otherwise owned or controlled by Zenuity during, and in accordance with the terms of, the Existing JVA and up until the Effective Date.

1.83	Z1 Asset Transfer Agreement
shall mean the asset transfer agreement, including all schedules attached thereto, regarding the transfer of the Z1 Business to VNE, to be entered into between VNE and Zenuity on the Closing Date, in the agreed form set out in Schedule 1.83.

1.84	Z1 Business	shall mean the (i) assets, (ii) contracts and (iii) liabilities specifically listed in the Z1 Asset Transfer Agreement or the schedules thereto.
1.85	Z1 Employees	shall mean the individuals allocated to VNE pursuant to the Employee Allocation.
1.86	Z1 Supply Agreement
shall mean the supply agreement, including all schedules attached thereto, regarding deliveries of Z1 systems (hardware and software) from VNE to VCC, to be entered into between VNE and VCC on the Closing Date.

1.87	Z2Co	shall have the meaning set out in the introductory paragraph.
1.88	Z2 Asset Transfer Agreement
shall mean the asset transfer agreement regarding the Z2 Business, including all schedules attached thereto, to be entered into between Z2Co and Zenuity on the Closing Date, in the agreed form set out in Schedule 1.88.

1.89	Z2 Business	shall mean the (i) assets, (ii) contracts, (iii) liabilities and (iv) employees specifically listed in the Z2 Asset Transfer Agreement or the schedules thereto.
1.90	Z2 Employees	shall mean the individuals allocated to Z2Co pursuant to the Employee Allocation.
1.91	Zenuity CN
shall mean Zenuity Software Technology (Shanghai) Ltd., with a registered office at Room K1, 5 floor, No. 277 Huqingping road, Minhang District, Shanghai, China, a limited liability company incorporated under the laws of People's Republic of China.

1.92	Zenuity DE	shall mean Zenuity GmbH, with registered office at Theresienhöhe 30, c/o Blitzstart Holding AG, 80339 München, a limited liability company incorporated under the laws of Germany.
1.93	Zenuity US
shall mean Zenuity, Inc., with a registered office at 1209 Orange St., Wilmington, New Castle County, 19801 Delaware, a limited liability company incorporated under the laws of the State of Delaware, United States.

1.94	Zenuity Group	shall mean Zenuity and its Subsidiaries.
1.95	Zenuity Transitional Services Agreement	shall mean the transitional services agreement, including all schedules attached thereto, to be entered into between Z2Co and Zenuity on the Closing Date, in the agreed form set out in Schedule 1.95.
1.96	ZeVu	shall mean the ZeVu software tool.
1.97	ZeVu Acknowledgement Agreement	shall mean the acknowledgment agreement to be entered into between VCC and Zenuity in relation to ZeVu in the agreed form set out in Schedule 1.97.
1.98	ZeVu License Agreement
shall mean the license agreement, including all schedules attached hereto, regarding the licensing of ZeVu to VNE, to be entered into between VCC and VNE on the Closing Date, in the agreed form set out in Schedule 1.98.

2.The Transaction
2.1.1Transactional steps
(a)The Parties hereby agree that the division of the Zenuity Group shall be carried out on the terms and conditions set out in this Agreement and the Transaction Documents, through the transactional steps set out in Sections 2.1.2-2.1.9 (jointly the "Transaction").
(b)For the avoidance of doubt, the transactional steps set out in Sections 2.1.2-2.1.9 together constitute the Transaction, which shall be completed on the Closing Date.

2.1.2Structuring
(a)VCC shall contribute all of its shares in Zenuity to Z2Co, on the terms and conditions set out in the Share Contribution Documentation.
(b)VCC shall procure that Z2Co performs:
(i)all its Closing obligations under this Agreement, the Existing JVA and any of the Transaction Documents;
(ii)all its post-Closing payment obligations under Clause 3.10 of this Agreement; and
(iii)all its license fee payment obligations under the VCC Foreground IP License Agreement and its obligations pursuant to Section 3.7(d).
2.1.3    Asset transfers
The assets, contracts, employees and liabilities of the Zenuity Group shall be separated into two parts, the Z1 Business and the Z2 Business, which shall be transferred to the respective Owner as follows:
(a)VNE shall acquire the Z1 Business on the terms and conditions set out in the Z1 Asset Transfer Agreement; and
(b)Z2Co shall acquire the Z2 Business on the terms and conditions set out in the Z2 Asset Transfer Agreement.
2.1.4    Share transfers
The shares in the Subsidiaries shall be transferred to the Owners as follows:
(a)VAB shall acquire all shares in Zenuity DE from Zenuity on the terms and conditions set out in the VNE Share Purchase Agreement DE;
(b)VUS shall acquire all shares in Zenuity US from Zenuity on the terms and conditions set out in the VNE Share Purchase Agreement US;

(c)Z2Co shall acquire all shares in Zenuity CN from Zenuity on the terms and conditions set out in the VCC Share Purchase Agreement.
2.1.5    Intellectual property licenses
The existing intellectual property licensing agreements between the Parties shall be terminated and new intellectual property license agreements shall be entered into as follows:
(a)the existing VNE BILA, VNE BPLA, and VNE MCLA shall terminate in accordance with Section 4.3;
(b)the existing VCC BILA, VCC BPLA and VCC MCLA shall terminate in accordance with Section 4.3;
(c)Zenuity shall grant a co-exclusive license to the Zenuity Owned IP to VNE on the terms and conditions set out in the VNE Zenuity Foreground IP License Agreement;
(d)Zenuity shall grant a co-exclusive license to the Zenuity Owned IP to Z2Co on the terms and conditions set out in the VCC Zenuity Foreground IP License Agreement;
(e)VNE shall grant a direct license to the VNE Background IP to VCC on the terms and conditions set out in the VNE Background IP License Agreement;
(f)VCC shall grant a direct license to the VCC Background IP to VNE on the terms and conditions set out in the VCC Background IP License Agreement;
(g)VNE shall grant a license to certain proprietary VNE data to Z2Co on the terms and conditions set out in the VNE Data License Agreement; and
(h)VCC shall grant a license to certain proprietary VCC data to VNE on the terms and conditions set out in the VCC Data License Agreement.
2.1.6    ZeVu agreements
The following agreement shall be entered into in relation to ZeVu:
(a)VCC and Zenuity shall enter into the ZeVu Acknowledgment Agreement; and
(b)VCC shall grant a license to ZeVu to VNE on the terms and conditions set out in the ZeVu License Agreement.
2.1.7    Transitional services
For the purpose of facilitating an orderly separation and transition of the Z1 Business and the Z2 Business and to support the respective businesses during a build-up period, the following transitional services agreements (the "TSAs") shall be entered into as follows:

(a)Z2Co shall provide engineering services to VNE on the terms and conditions set out in the VCC Engineering Services Agreement;
(b)VNE shall provide engineering services to Z2Co on the terms and conditions set out in the VNE Engineering Services Agreement;
(c)Z2Co shall provide transitional services to VNE on the terms and conditions set out in the VNE Transitional Services Agreement; and
(d)Z2Co shall provide transitional services to Zenuity on the terms and conditions set out in the Zenuity Transitional Services Agreement.
2.1.8    Amsterdam Data Cluster
For the purpose of sharing the costs and set out the governance principles applying to the Amsterdam Data Cluster, the Cooperation and Cost Sharing Agreement will be entered into between VNE, Z2Co, Zenuity and VCC.
2.1.9    Post-Closing relationship between the Owners
(a)For the purpose of deliveries of Z1 systems (hardware and software) from VNE to VCC post Closing, VNE and VCC shall, at Closing, enter into a supply agreement on the terms and conditions set out in the Z1 Supply Agreement.
(b)The existing joint venture agreement regarding Zenuity between the Owners shall terminate according to Section 4.3 and VNE and Z2Co shall enter into, in the presence of Zenuity, a new joint venture agreement inter alia governing the Owners joint management of the Zenuity Owned IP, on the terms and conditions set out in the New JVA.
3.    Transaction principles
3.1    General principles
(a)The purpose of the Transaction is to separate and divide the assets, contracts, employees and liabilities of Zenuity and the Subsidiaries between the Owners based on the principles set out in this Section 3 and as detailed in the Transaction Documents.
(b)The general separation principle is to divide the Business into two parts:
(i)one initially engaging in ADAS business based on VNE’s smart cameras, to be transferred to VNE; and
(ii)one initially engaging primarily (considering small deliveries to Volvo Cars, e.g. for 519A and 519G (mostly in the VMC area)) in ADAS and AD solutions operating on a Nvidia-based core computer, to be transferred to Z2Co.

(c)The Parties shall procure that the Share Purchase Agreement DE is implemented in accordance with this Agreement and the principles applied to the other Share Purchase Agreements, even if the Share Purchase Agreement DE does not explicitly include references hereto. The Parties acknowledge that any deviations between the Share Purchase Agreement DE and the other Share Purchase Agreements have been made solely for the purpose of simplifying local law and notarization requirements and are not intended to have any other effect.
3.2    Assets, liabilities and contracts
(a)The Parties acknowledge and agree that only assets, liabilities (unless explicitly included in the relevant agreement or connected to contracts or employees), contracts and employees specifically listed in schedules to the Z1 Asset Transfer Agreement and Z2 Asset Transfer Agreement, respectively, shall be allocated and transferred to VNE and Z2Co. The Parties acknowledge and agree that the Share Transfer Agreements have been concluded on the same basis, and that any assets, liabilities or contracts which have erroneously transferred, or not transferred, alongside the relevant Subsidiary shall be addressed as Unidentified Assets, Wrong Pocket Assets or Residual Assets pursuant to Sections 3.4-3.6 and adjusted for.
(b)Zenuity hereby confirms that all assets, liabilities and contracts of the Zenuity Group have been identified and correctly reflected in the schedules to the Z1 Asset Transfer Agreement, Z2 Asset Transfer Agreement, VNE Share Purchase Agreement DE, VNE Share Purchase Agreement US and the VCC Share Purchase Agreement.
3.3    Parent Guarantees
(a)The Parties acknowledge and agree that the following parent guarantees are tied to contracts listed in the schedules to any Asset Transfer Agreements or Share Purchase Agreements (the "Parent Guarantees"):
(i)the parent guarantee from Autoliv Development AB and Volvo Car Corporation under the Gothenburg lease agreement to be transferred to Z2Co under the Z2 Asset Transfer Agreement;
(ii)the parent guarantee from Autoliv AB and Volvo Car Corporation under the Munich lease agreement remaining in Zenuity DE and hence to be transferred under the VNE Share Purchase Agreement DE;
(iii)the parent guarantee from Volvo Car Corporation and Veoneer Sweden AB under the HP master services agreement to be transferred to Z2Co under the Z2 Asset Transfer Agreement.
(iv)the parent guarantee from Volvo Car Corporation and Autoliv Aktiebolag (publ) under the Dell master services agreement remaining with Zenuity; and
(b)VNE agrees to indemnify and hold the VCC Entities harmless from:

(i)any post-Closing liability resulting from a Parent Guarantee given by a VCC Entity covering an agreement which is assigned to a VNE Entity in accordance with item (ii) above; or
(ii)any post-Closing liability resulting from the Parent Guarantee covering the agreement set out in paragraph (iv) above relating to any failure by VNE to pay for its portion of the costs according to the Cooperation and Cost Sharing Agreement. For the avoidance of doubt, VCC shall carry 100% of the parent company guarantee related to VCC's agreement with Dell (if any).
(c)VCC agrees to indemnify and hold the VNE Entities harmless from:
(i)any post-Closing liability resulting from a Parent Guarantee given by a VNE Entity or Autoliv Development AB, Autoliv AB, or Autoliv aktiebolag (publ) covering an agreement which is assigned to a VCC Entity in accordance with items (i) and (iii) above; or
(ii)any post-Closing liability resulting from the Parent Guarantee covering the agreement set out in paragraph (iv) above relating to any failure by Z2Co to pay for its portion of the costs according to the Cooperation and Cost Sharing Agreement.
(d)The Parties shall use their respective commercially reasonable efforts to release any guarantor not being related to, or a member of the company group of, the Party assuming the relevant agreement in accordance with the above.
(e)If a parent guarantee is discovered following Closing, such parent guarantee shall be taken over by the Party assuming the asset or contract to which the parent guarantee is tied. Sections 3.3 shall apply mutatis mutandis to such parent guarantee, provided that if such asset or contract is shared or shall remain with Zenuity, VNE and Z2Co shall by jointly liable on a 50:50 basis.
3.4    Unidentified Assets
(a)If any Party becomes aware that there are any Unidentified Assets, such Party shall notify the other Parties of the alleged Unidentified Asset (the “Alleged Unidentified Asset”) with a reasonable level of detail (the “Unidentified Asset Notification”). To be valid, the Unidentified Asset Notification shall be sent by any Party to the other before the expiry of: (i) a twelve (12)-month period following Closing for any Unidentified Asset which does not correspond to an Unidentified Tax Liability, and (ii) a thirty-six (36)-month period for any Unidentified Tax Liability.
(b)Upon receipt of an Unidentified Asset Notification, the Owners shall enter into good faith discussions in order to determine, within ten (10) Business Days of receipt of the Unidentified Asset Notification, whether the Alleged Unidentified Asset constitutes an Unidentified Asset, and if so agree in good faith:
(i)on the way that such Unidentified Asset shall be allocated; and

(ii)whether such Unidentified Asset would, if it had been identified as such immediately prior to Closing, have resulted in any adjustment to the purchase price under the Asset Transfer Agreements or Share Purchase Agreements (the amount of any adjusting payments required to put the Parties in the position that they would have been in if such Unidentified Asset would have been identified and valued immediately prior to Closing (the “Unidentified Asset Payment”)).
(c)If the Owners conclude that the Unidentified Asset should have been transferred to any of VNE, Z2Co or a Subsidiary, or remained with Zenuity (the “Correct Unidentified Asset Owner”), the said Unidentified Asset shall be transferred to such Correct Unidentified Asset Owner, and the relevant parties shall:
(i)execute all such deeds and documents as may be reasonably necessary for the purpose of transferring the Unidentified Asset free of any third-party rights to Correct Unidentified Asset Owner; and
(ii)do all such further acts and things and execute all such other documents as may be necessary to validly effect the transfer of the Unidentified Asset to the Correct Unidentified Asset Owner,
in each case, provided that, if any third-party consent, approval, authorization or waiver is required for the transfer, the process relating to non-transferable assets, non-assignable contracts and non-assumable liabilities as set out in Sections 3.2-3.3 of the Asset Transfer Agreements shall apply.
(d)All costs and expenses arising out of compliance with a transfer of the Unidentified Asset as set out in this section 3.4 shall be allocated to the parties as though such Unidentified Asset had been transferred to, or remained with, the Correct Unidentified Asset Owner at Closing.
(e)If the Owners:
(i)agree in writing that no Unidentified Asset Payment is required, no consideration shall be required to be paid for the transfer of the relevant Unidentified Asset pursuant to this section 3.4 (or, where a consideration is required by Applicable Law, the relevant party shall pay the amount of USD 1, which the parties agree and acknowledge shall serve as sufficient consideration for the transfer of the relevant Unidentified Asset pursuant to, and in accordance with, this section 3.4); or
(i)agree in writing:
(A)that an Unidentified Asset Payment is required; and
(B)on the amount of the relevant Unidentified Asset Payment, then, any amount so payable by either party to another party shall be, as the case may be, aggregated and set-off against each other. Whichever of the parties is then left with a payment obligation shall make the applicable payment within five (5) Business Days following the date of determination of the amount of the Unidentified Asset Payment, provided that if the payment obligation is less than USD 100,000 gross in aggregate for all payments under this Agreement (the “De Minimis”), the payment obligation shall be deemed to be zero (or USD 1 if a consideration is required by Applicable Law).
(f)If the Owners fail to agree on (i) the existence of an Unidentified Asset, (ii) the allocation of an Unidentified Asset and/or (iii) the amount (if any) of the Unidentified Asset Payment, the matter shall be subject to settlement by arbitration in accordance with section 6.12.
(g)In case an Unidentified Asset is recognized in accordance with the terms of this Section 3.4, the relevant parties shall be put in the position in which they should have been should the relevant Unidentified Asset have been correctly transferred to, or remained with, the Correct Unidentified Asset Owner since Closing. As a result:
(i)the Correct Unidentified Asset Owner shall indemnify the party having received the Unidentified Asset, or Zenuity, in case the Unidentified Asset has remained with Zenuity (the “Incorrect Unidentified Asset Owner”), of any losses suffered or incurred by such Incorrect Unidentified Asset Owner as a result of the Unidentified Asset having been transferred to it (as the case may be), and
(ii)the Incorrect Unidentified Asset Owner shall repay to the Correct Unidentified Asset Owner the amount corresponding to any revenue generated by the Unidentified Asset and received by Incorrect Unidentified Asset Owner since Closing (as the case may be);
in each case, subject for the said losses or revenue to correspond to an amount in excess of the De Minimis.
(h)Without prejudice to the other provisions of this Agreement, Zenuity agrees to, at any Party's request which can be given at any time between Closing and the date falling six (6) years after Closing, make available to such other Party copies of any records and documentation directly or indirectly related to the Z1 Business (for the VNE Entities) or Z2 Business (for Z2Co and VCC) which was not included in the Asset Transfers or the Share Transfers and which is reasonably required for the purpose of the operation of the Z1 Business (for the VNE Entities) or Z2 Business (for Z2Co and VCC) as conducted at the Effective Date. Such Party shall compensate Zenuity for any reasonable and documented out-of-pocket costs incurred in responding to any such request. Zenuity's obligations under this section 3.4 shall only apply to the extent it (i) is permitted under Applicable Law, (ii) it does not entail a breach of confidentiality undertakings in relation to third parties and (iii) Zenuity, in its reasonable opinion, determines that such information is not of such competitively sensitive nature that it cannot be disclosed to the requesting Party (provided, for (i)-(iii), that Zenuity in any event will use its reasonable best efforts to develop an alternative solution to provide the requesting Party with such portion of the information).

3.5    Wrong Pocket Assets
(a)If any Party becomes aware that there are any Wrong Pocket Asset, such Party shall notify the other Parties of the alleged Wrong Pocket Asset (the “Alleged Wrong Pocket Asset”) with a reasonable level of detail (the “Wrong Pocket Asset Notification”). To be valid, the Wrong Pocket Asset Notification shall be sent by any Party to the other before the expiry of: (i) a twelve (12)-month period following Closing for any Unidentified Asset which does not correspond to an Unidentified Tax Liability, and (ii) a thirty-six (36)-month period for any Unidentified Tax Liability.
(b)Upon receipt of a Wrong Pocket Asset Notification, the Owners shall enter into good faith discussions in order to determine, within ten (10) Business Days of receipt of the Wrong Pocket Asset Notification, whether the Alleged Wrong Pocket Asset constitutes a Wrong Pocket Asset, and if so agree in good faith on the way the Wrong Pocket Asset should have been allocated and, as the case may be, transferred.
(c)If the Owners conclude that a Wrong Pocket Asset which has:
(i)been transferred to VNE or alongside Zenuity DE or Zenuity US should have been transferred to Z2Co or alongside Zenuity CN; or
(ii)been transferred to Z2Co or alongside Zenuity CN should have been transferred to VNE or alongside Zenuity DE or Zenuity US;
(iii)remained with Zenuity should have been transferred to either Z2Co, VNE or alongside a Subsidiary the said Wrong Pocket Asset shall be transferred by the party having received the Wrong Pocket Asset or Zenuity, in case the Wrong Pocket Asset has remained with Zenuity (the “Incorrect Wrong Pocket Asset Owner”) to the party which should have received it (the “Correct Wrong Pocket Asset Owner”), and the relevant parties shall:
(A)execute all such deeds and documents as may be reasonably necessary for the purpose of transferring the Wrong Pocket Asset free of any third-party rights to the Correct Wrong Pocket Asset Owner; and
(B)do all such further acts and things and execute all such other documents as may be necessary to validly effect the transfer of the Wrong Pocket Asset to the Correct Wrong Pocket Asset Owner,
in each case, provided that, if any third-party consent, approval, authorization or waiver is required for the transfer, the process relating to non-transferable assets, non-assignable contracts and non-assumable liabilities as set out in Sections 3.2-3.3 of the Asset Transfer Agreements shall apply.
(d)All costs and expenses arising out of compliance with a transfer of any Wrong Pocket Asset as set out in this section 3.5 shall be allocated to the parties as though such Wrong Pocket Asset had been transferred at Closing in accordance with the terms of the relevant Asset Transfer Agreement or Share Purchase Agreement.
(e)Any transfer of Wrong Pocket Assets in accordance with this Section 3.5 shall be deemed a part of the relevant Asset Transfer or Share Transfer for all purposes and shall not give rise to any price adjustment.
(f)In case a Wrong Pocket Asset is recognized in accordance with the terms of this Section 3.5, the relevant parties shall be put in the position in which they should have been should the relevant Wrong Pocket Asset have been correctly transferred to, or remained with, the Correct Wrong Pocket Asset Owner since Closing. As a result:
(i)the Correct Wrong Pocket Asset Owner shall indemnify the Incorrect Wrong Pocket Owner of any losses suffered or incurred by such Incorrect Wrong Pocket Asset Owner as a result of the Wrong Pocket Asset having been transferred to, or remained with, it (as the case may be); and
(ii)the Incorrect Wrong Pocket Owner shall repay to the Correct Wrong Pocket Owner the amount corresponding to any revenue generated by the Wrong Pocket Asset and received by Incorrect Wrong Pocket Owner since Closing (as the case may be), in each case, subject for the said losses or revenue to correspond to an amount in excess of the De Minimis.
3.6    Residual Assets
(a)If any Party becomes aware that any Residual Asset has been transferred to VNE, Z2Co or alongside any Subsidiary, the Parties agree that such Residual Asset shall be transferred to Zenuity applying Sections Wrong Pocket Assets mutatis mutandis.
(b)Zenuity shall indemnify, defend and hold harmless VNE, Z2Co and the Subsidiaries (as applicable) from, against and in respect of any losses suffered or incurred by VNE, Z2Co or the Subsidiaries (as applicable) resulting from any Residual Assets having been erroneously transferred to VNE, Z2Co or the Subsidiaries (as applicable).
3.7    Intellectual Property
(a)Zenuity shall grant co-exclusive licenses to the Zenuity Owned IP to VNE and Z2Co through the VNE/VCC Zenuity Foreground IP License Agreements, on a royalty free, sub-licensable (through multiple tiers), irrevocable (subject only to payment of the fees pursuant to the relevant Zenuity Foreground IP License Agreement), perpetual (at least for 40 years) basis to use the Zenuity Owned IP for any purposes.

(b)In consideration for the licenses granted through the VNE/VCC Zenuity Foreground IP License Agreements, VNE and Z2Co shall each pay a license fee to Zenuity, which shall be payable in yearly installments in arrears, with the first payment date being the one-year anniversary of the Closing Date, as further set out in the VNE/VCC Zenuity Foreground IP License Agreements.
(c)VNE, Z2Co and Zenuity shall each (in each case individually) have the right to make and/or demand (as applicable) a prepayment of all remaining scheduled license fee instalments in full by way of issuing a written prepayment notice to the other Parties at the same time.  Such prepayment notice may be given from and including 31 December 2020 with the effect that both VNE and Z2Co shall prepay all remaining scheduled license fee instalments in full within 5 Business Days of delivery of the prepayment notice.
(d)In the event that a prepayment notice has been issued pursuant to Section 3.7.1(c), each of VNE and Z2Co shall procure that, as soon as possible after receipt of the prepayment notice (i) the annual general meeting of the shareholders of Zenuity is held, (ii) the annual accounts of Zenuity are established and approved, and (iii) it is resolved to adopt resolutions to distribute an amount corresponding to the distributable profits of Zenuity, to each of Z2Co and VNE, on a 50:50 basis.
(e)The Parties agree that each of VNE and Z2Co shall have the right to set-off any dividend claim it may have against Zenuity following a resolution by Zenuity to pay dividend against any prepayment obligation for the license fee.
(f)The Parties acknowledge and agree that no Party shall, and each Party shall procure that no member of their respective groups shall, use the Zenuity brand or domain names outside the scope and following the transitional period set out in the VNE/VCC Zenuity Foreground IP License Agreement. The Parties have agreed that any webpages of Zenuity shall include a hyperlink to each of VNE and VCC's webpages as further agreed between the Parties. The Parties also agree that during a transitional period of six (6) months, the Parties may use Zenuity's email addresses.
3.8    Premises
The Parties acknowledge that the Zenuity Group's lease agreements shall be handled as follows:
(a)The US lease agreement shall remain in Zenuity US and be transferred under the VNE Share Purchase Agreement;
(b)The Munich lease agreement shall remain in Zenuity DE and be transferred under the VNE Share Purchase Agreement;
(c)The Gothenburg lease agreement shall be transferred to Z2Co under the Z2 Asset Transfer Agreement; and
(d)The China sub-lease agreement shall remain in Zenuity CN and be transferred under the VCC Share Purchase Agreement.

3.9    Liability
The Parties agree that following Closing, the Owners shall not bring (other than collection claims in the ordinary course of business) any claims on Zenuity in respect of Zenuity's lawful exploitation of Zenuity Owned IP and the VNE/VCC Background IP prior to Closing of the Transaction. However, and for the avoidance of doubt, the Owners do not waive their respective rights vis-à-vis each other, whether arising before or after Closing, or (ii) vis-à-vis Zenuity, in respect of actions and activities following Closing.
3.10    Valuation; Post-Closing Adjustments
(a)The Parties agree that all payments for assets, liabilities, contracts, shares and other items transferred under any of the Transaction Documents shall be based on such assets, liabilities, contracts, shares, and other items' valuation, as reflected in Schedule 3.10(a) (the "Valuation").
(b)The Parties acknowledge that the Valuation has been prepared based on balance sheets of the Zenuity Group as per 31 May 2020, and that the purchase prices paid pursuant to the Transaction Documents, in so far as they relate to balance sheet items that has been ascribed a value in the purchase price calculation (the "Valuation Items"), may not reflect the actual valuation per the Closing Date. As such, the Parties agree that the purchase prices paid under the Transaction Documents, in so far as they relate to the Valuation Items, shall be subject to post-Closing adjustments to address any changes on a line item basis between the balance sheets of 31 May 2020 and 30 June 2020, including as a result of any Carve-Out Assets.
(c)As soon as possible after Closing, and in any event no later than 10 Business Days after the Closing date, Zenuity shall prepare and deliver to the other Parties a draft 30 June 2020 balance sheet of the Zenuity Group drawn up in accordance with the same accounting principles and form set out in the Valuation (the "Closing Balance Sheet"). Each line item shall be extracted from the Zenuity Group's ledger on a basis consistent with the way in which the Valuation was prepared.
(d)If, at Closing, any new accounts have been created in the Zenuity Group's ledger which were not included in the Valuation then such accounts shall be included in the Closing Balance Sheet on the basis that the corresponding line items in the Closing Balance Sheet are categorized consistently with accounts of a similar nature in the Valuation.
(e)Within 20 Business Days from the day on which the Parties receive the draft Closing Balance Sheet (the "Review Period"), a Party disagreeing with the draft Closing Balance Sheet shall notify the other Parties in writing. Such notice shall state the reasons for the disagreement in reasonable detail and specify the adjustments proposed to be made to the Closing Balance Sheet (the "Disagreement Notice"). If no Disagreement Notice is provided before the end of the Review Period, all Parties shall be deemed to have accepted the Closing Balance Sheet, which shall be final and binding on the Parties. The vacation period (i.e. week 21 to week 32) shall not be considered Business Days for the determination of the Review Period.
(f)If a Party delivers a Disagreement Notice before the end of the Review Period, the Parties shall attempt in good faith to reach agreement in respect of the Closing Balance Sheet. If they are unable to do so within 20 Business Days from the day on which the other Parties received the Disagreement Notice, and if the aggregate amount of any matters that remain in dispute (the "Disputed Matters") is greater than the De Minimis, the matter shall be subject to settlement by arbitration in accordance with section 6.12.
(g)The net sum of any adjustments to the Valuation relating to the Valuation Items pursuant to this Section 3.10 shall be paid by the relevant Party(-ies), under the relevant Asset Transfer Agreement or Share Purchase Agreement, within 10 Business Days of the date on which the Parties (i) are deemed to have accepted the Closing Balance Sheet, or (ii) have finally resolved all disagreements relating to the Closing Balance Sheet, without any set-off, deduction or counterclaim. Such payments shall be made by the relevant Party under the relevant Asset Transfer Agreement or Share Purchase Agreement to a bank account to be designated by the receiving Party by notice to the paying Party no later than by close of business on the third Business Day prior to the final day for payment.
4.    Closing
4.1    Closing Date
Closing shall take place on the Closing Date.
4.2    Closing obligations
(a)On the Closing Date, the Parties shall have the following obligations:
(i)VCC shall deliver to VNE and Zenuity evidence that all VCC's shares in Zenuity have been contributed to Z2Co;
(ii)The Owners shall procure that Z2Co is entered as owner of VCC's shares in Zenuity in Zenuity's share register;
(iii)VNE and Zenuity shall enter into the Z1 Asset Transfer Agreement in the agreed form attached hereto and implement the closing steps therein, including payment of the purchase price thereunder;
(iv)Z2Co and Zenuity shall enter into the Z2 Asset Transfer Agreement in the agreed form attached hereto and implement the closing steps therein, including payment of the purchase price thereunder;
(v)VAB and Zenuity shall enter into the VNE Share Purchase Agreement DE in the agreed form attached hereto and implement the closing steps therein, including payment of the purchase price thereunder;

(vi)VUS and Zenuity shall enter into the VNE Share Purchase Agreement US in the agreed form attached hereto and implement the closing steps therein, including payment of the purchase price thereunder;
(vii)Z2Co shall enter into the VCC Share Purchase Agreement in the agreed form attached hereto and implement the closing steps therein, including payment of the purchase price thereunder;
(viii)VNE and VCC shall enter into the VNE Data License Agreement in the agreed form attached hereto;
(ix)VCC and VNE shall enter into the VCC Data License Agreement in the agreed form attached hereto;
(x)VNE and Zenuity shall enter into the VNE Zenuity Foreground IP License Agreement in the agreed form attached hereto;
(xi)Z2Co shall enter into the VCC Zenuity Foreground IP License Agreement in the agreed form attached hereto;
(xii)VNE and VCC shall enter into the VNE Background License Agreement in the agreed form attached hereto;
(xiii)VCC and VNE shall enter into the VCC Background License Agreement in the agreed form attached hereto;
(xiv)VCC and VNE shall enter into the ZeVu License Agreement in the agreed form attached hereto;
(xv)Zenuity and VCC shall enter into the ZeVu Acknowledgement Agreement in the agreed form attached hereto;
(xvi)Z2Co and VNE enter into the VCC Engineering Services Agreement in the agreed form attached hereto;
(xvii)VNE and Z2Co shall enter into the VNE Engineering Services Agreement in the agreed form attached hereto;
(xviii)Z2Co and VNE shall enter into the VNE Transitional Services Agreement in the agreed form attached hereto;
(xix)Z2Co and Zenuity shall enter into the Zenuity Transitional Services Agreement in the agreed form attached hereto;
(xx)VNE, Z2Co, Zenuity and VCC shall enter into the Cooperation and Cost Sharing Agreement in the agreed form attached hereto;
(xxi)VNE and VCC shall enter into the Z1 Supply Agreement; and
(xxii)VNE and Z2Co shall enter into the New JVA in the agreed form attached hereto.

(b)All steps taken in connection with the Closing shall be considered to occur simultaneously as part of a single transaction and in the proper sequence and each event shall require all other events to be completed in order for Closing to have occurred. If one of the steps in Section 4.2(a) has not occurred, Closing shall only be deemed to have taken place if all the Parties agree in writing that they accept that Closing takes place (without prejudice to all rights or remedies available, including the right to claim damages).
(c)In the event Closing has not taken place in accordance with Section 4.2(b) above, unless the Parties agree to set a new date for Closing, this Agreement shall be terminated with immediate effect, with no remaining liability on either Party other than for any breach of this Agreement prior to the date of termination.
4.3    Terminated Agreements
The Owners acknowledge and agree that (i) the Existing JVA, (ii) the VNE BILA, the VNE BPLA and the VNE MCLA, and (iii) the VCC BILA, the VCC BPLA and the VCC MCLA (together, the "Terminated Agreements") shall automatically terminate immediately following completion of Closing, save in the case where this Agreement would be terminated or void, in which case the Terminated Agreement shall be valid in accordance with their terms again. The Parties agree, subject to Closing occurring and the situations described in the previous sentence and anything to the contrary in this Agreement, that they have no outstanding claims on each other pursuant to the Terminated Agreements following such termination, provided that such termination shall be without prejudice to any prior breach of the Terminated Agreements.
5.    Post-Closing obligations
5.1    Non-Solicitation
(a)Without prejudice to the other undertakings set forth in other Transaction Documents, each of the VNE Entities undertakes, and shall procure that their Affiliates will, for a period of twelve (12) months following Closing, neither directly or indirectly solicit or approach with an offer of employment any of the Z2 Employees, otherwise than as expressly set out in the Transaction Documents.
(b)Each of the VCC Entities undertakes, and shall procure that their Affiliates will, for a period of twelve (12) months following Closing, neither directly or indirectly solicit or approach with an offer of employment any of the Z1 Employees, otherwise than as expressly set out in the Transaction Documents.
(c)The undertakings set out in paragraphs (a) and (b) of this Section 5.1 shall (i) not prevent any of the VNE Entities and their Affiliates and VCC Entities and their Affiliates from employing any such person who contacts such VNE Entities or VCC Entities on his or her own initiative, without any direct or indirect active solicitation by the considered VNE Entities or VCC Entities and (ii) not apply to recruitment advertisement published generally or a non-targeted campaign by a recruitment firm not specifically directed towards the employees referred to in such paragraphs.

(d)In the event of (i) a breach by a VNE Entity of its undertaking under this Section 5.1, VNE shall be liable to pay Z2Co liquidated damages of SEK 1,000,000 for each individual breach, and (ii) a breach by a VCC Entity of its undertaking under this Section 5.1, Z2Co shall be liable to pay VNE liquidated damages of SEK 1,000,000 for each individual breach.
(e)Z2Co's and VNE's right to liquidated damages pursuant to paragraph of this Section 5.1 shall be in addition to any other rights or remedies available to VNE and Z2Co respectively and, in particular, VNE and Z2Co respectively shall be entitled to damages in accordance with applicable law if and to the extent its actual loss exceeds the liquidated damages.
5.2    Preserved Information
(a)Each Party shall:
(i)preserve all documents, records, correspondence, accounts and other information in its possession in relation to the taxation, regulatory or financial information of the Z1Co Business and Z2Co Business (as applicable) up to Closing (the “Preserved Information”) for a period of six (6) years from Closing or such longer period as prescribed by Applicable Law;
(ii)allow each other Party and its financial, accounting, legal or other advisors access to the Preserved Information, including the right to make copies, for the purposes of the filing, reporting, audit, compliance requirements of such Party pursuant to Applicable Law, regulations or stock exchange rules as well as requirements under insurance arrangements and for the purposes of litigation and similar proceedings;
(iii)cooperate to prepare all filings and accounting input required under Applicable Law and relating to the Z1 Business and Z2 Business, as applicable, for the relevant periods up until the last day of the month in which Closing takes place and allow any applicable audit of such information by the other Party;
(iv)in each case, (i) provided that any access or disclosure shall be subject to the written request of the respective other Party (in which this Party shall present evidence that such access or disclosure is required by Applicable Law or regulation), (ii) provided that the foregoing shall not unreasonably interfere with the normal operations of any company involved, and (iii) to the extent permitted by Applicable Law, including any applicable competition laws.
(b)Zenuity shall, for a period of two months after Closing:
(i)preserve any and all third party data held by it, which has not been shared with VNE or Z2Co as per the Closing Date because it is subject to a confidentiality agreement with such third party and such third party has not yet consented to its transfer; and

(ii)endeavor to procure that all relevant third party data is transferred and released to VNE and Z2Co upon confirmation that the relevant third party consent has been obtained or waived, subject in all respects to the Information Barrier Protocol. For the avoidance of doubt, Zenuity shall not have any obligation to preserve for or disclose to VNE or Z2Co any third party data which would be in conflict with the Information Barrier Protocol.
5.3    Beyonav earn-out
(a)The Parties acknowledge that Zenuity and Schatzsoft (former Beyonav LLC) entered into an asset sale and purchase agreement on 2 February 2018 pursuant to which Schatzsoft is entitled to an earn-out payment on 31 December 2020 if a customer contract regarding purchase of services or products developed with, or including, the commercial know-how and/or the intellectual property rights acquired under the agreement with a total contract value of at least USD two (2) million has been executed. The potential earn-out is limited to USD 50,000.
(b)The Parties agree that If such contract has been completed during the year 2020 related solely (i) to Zenuity US and/or VNE, VNE shall pay the full earn-out amount to Schatzsoft, or (ii) to Z2Co and/or VCC, Z2Co shall pay the full earn-out amount to Schatzsoft. If such contract is related to Zenuity US or Veoneer and Z2Co or VCC jointly, VNE and Z2Co shall each pay 50% of such earn-out payment.
5.4    Distribution
The Parties shall procure that, as soon as possible after the Closing Date, an extraordinary general meeting of the shareholders of Zenuity is held at which resolutions shall be adopted to distribute the maximum amount of distributable profits of the JV Company legally and financially permitted to be distributed, to each of Z2Co and VNE, on a 50:50 basis.
6.    Miscellaneous
6.1    Further assurance
Each Party shall and, each Party shall procure that each member of their respective groups shall, from time to time, before and after Closing, at its own cost, do, perform, sign and execute all such acts, documents and things (or procure the doing, performance, signing or execution thereof) as another Party may from time to time reasonably require, in a form and in terms satisfactory to such other Party (acting reasonably), to give full effect to this Agreement and to secure that all Parties receive the full benefit of the rights and remedies conferred upon it in this Agreement.
6.2    Notices
All notices given or made under the Agreement shall be in writing in the English language and shall be deemed to have been duly given or made when delivered by courier or by e-mail (with the relevant document attached as a pdf) to the Party in question as follows:

If to VCC:

Attention: Pernilla Heidenvall, Head of Legal
Volvo Car Corporation
50091 Legal
Torslanda VAK HABVS
40531 Göteborg
Sweden

Email address:     legal@volvocars.com

With a copy (not serving as a notice) to:
Clifford Chance Europe LLP

1, rue d'Astorg
75008 Paris
France

If to VNE:

Attention: Lars Sjöbring, General Counsel
Veoneer AB
WTC, Klarabergsviadukten 70
Section C 6th floor
11164 Stockholm
Sweden

Email address:     legal.affairs@veoneer.com

With a copy (not serving as a notice) to:
Roschier Advokatbyrå AB

P.O. Box 7358
SE-103 90 Stockholm
Sweden

If to Zenuity AB:
Notice sent to both:
Veoneer AB
Attention: Lars Sjöbring, General Counsel
WTC, Klarabergsviadukten 70  Section C 6th floor
11164 Stockholm
Sweden
Email address:  legal.affairs@veoneer.com

and:

Volvo Car Corporation
Attention: Pernilla Heidenvall, Head of Legal
50091 Legal  Torslanda VAK HABVS
40531 Göteborg
Sweden
Email address:  legal@volvocars.com
With copies (not serving as a notice) to both:
Roschier Advokatbyrå AB
P.O. Box 7358
SE-103 90 Stockholm
Sweden
and:

Clifford Chance Europe LLP
1, rue d'Astorg
75008 Paris
France

or to such other postal address or e-mail address of which such Party notifies the other Parties in accordance with this Section 6.2.

6.3    Fees and expenses
Each Party shall bear its own fees and expenses in connection with the preparation and implementation of the Transaction, including, but not limited to, all fees and expenses of investment bankers, advisors, representatives, counsels and accountants.
6.4    Assignment
No Party may, by operation of law or otherwise, assign, transfer or grant any security interest or other rights in or over any of its rights or obligations under this Agreement, without the prior written consent of the other Parties, other than as explicitly set out in this Agreement.
6.5    No waiver
Failure by a Party at any time or times to require performance of any provision of this Agreement shall not be construed as a waiver by such Party of (i) any succeeding breach of such provision, (ii) a breach of any other provision of the Agreement, or (iii) an amendment of any provision of the Agreement.

6.6    Entire agreement
This Agreement and the Transaction Documents represent the entire understanding and agreement between the Parties with respect to its subject matter and supersede all prior understandings and agreements with respect to such subject matter, including the term sheet entered into between the Owners dated 18 May 2020 relating to the Transaction.
6.7    Schedules incorporated
Each Schedule to which reference is made herein and which is attached hereto shall be deemed incorporated in this Agreement by such reference.
6.8    Amendments
No amendment to this Agreement shall be effective unless made in writing and signed by a duly authorized representative of each Party.
6.9    Survival of rights, duties and obligations
Termination of this Agreement for any cause shall not release a Party from any liability which at the time of termination has already accrued to another Party or which thereafter may accrue in respect of any act or omission prior to such termination.
6.10    Provisions severable
If any part of this Agreement is held to be invalid or unenforceable, the validity and enforceability of the remainder of this Agreement shall not be affected; however, the Parties shall attempt, through negotiations in good faith, to replace any part of this Agreement so held to be invalid or unenforceable in order to give effect to the commercial intentions of the Parties when signing this Agreement. The failure of the Parties to reach an agreement on a replacement provision shall not affect the validity of the remaining part of this Agreement.
6.11    Confidentiality and publicity
(a)Subject to Section 6.11(b), each Party undertakes not to disclose, in whole or in part, any Confidential Information.
(b)Section 6.11(a) shall not prohibit disclosure if and to the extent:
(i)required to do so by law or by any court of competent jurisdiction, the rules and regulations of any stock exchange or in any lawful and compelling enquiry by any governmental, official or regulatory body;
(ii)the Confidential Information is or becomes publicly available (other than by breach of this Agreement);
(iii)the other Parties have given its prior written consent to such disclosure (such consent not to be unreasonably withheld or delayed);
(iv)such disclosure is to its professional advisers who are bound to such Party by a duty of confidence similar to that set out in this Agreement.

(c)If a Party is required under any of the circumstances referred to in Section 6.11(b)(i) to disclose any Confidential Information, the disclosing Party shall, to the extent legally permissible, use its reasonable endeavors to consult with the other Parties prior to any such disclosure.
(d)All press releases and other public relations activities of the Parties with regard to the contents of this Agreement shall be mutually approved by the Parties in advance, such approval not to be unreasonably withheld or delayed.
6.12     Governing law and arbitration
(a)This Agreement is governed by the substantive laws of Sweden, without regard to its conflicts of law rules and principles. In using English terms and concepts in the Agreement, the Parties have not intended to incorporate any legal standards other than those that would result from a translation of such terms and concepts into Swedish and/or an interpretation of such terms and concepts under Swedish law.
(b)Any dispute, controversy or claim arising out of or in connection with this Agreement, or the breach, termination or invalidity thereof, shall be finally settled by arbitration in accordance with the Arbitration Rules of the Arbitration Institute of the Stockholm Chamber of Commerce (the “SCC”). The Parties agree that any dispute, controversy or claim arising out of or in connection with this Agreement and the Transaction Documents shall be determined together in a single arbitration proceeding if requested by any party thereto.
(c)The seat of arbitration shall be Gothenburg, Sweden. The language to be used in the arbitral proceedings shall be English.
(d)The arbitral tribunal shall be composed of three arbitrators.
(e)The Parties undertake to ensure that all arbitration proceedings conducted in accordance with this Agreement shall be kept confidential, unless otherwise is required by law or by any court of competent jurisdiction or the rules and regulations of any stock exchange. This undertaking shall cover, inter alia, all information disclosed during the course of the arbitration proceedings, as well as any decision or award made or declared by the arbitral tribunal.

[Signature pages follow]
_____________________

VEONEER SWEDEN AB

/s/ Daniel Åhlström    /s/ Christine Rankin
Name: Daniel Åhlström    Name: Christine Rankin

VEONEER AB

/s/ Mikael Landberg    /s/ Christine Rankin
Name: Mikael Landberg    Name: Christine Rankin

VEONEER US, INC.:

/s/ Eric Swanson
Name: Eric Swanson

VOLVO CAR CORPORATION

/s/ Carla De Geyseleer    /s/ Maria Hemberg
Name: Carla De Geyseleer    Name: Maria Hemberg

ZTWO COMPANY AB

/s/ Pär Arvidsson    /s/ Pernilla Heidenvall
Name: Pär Arvidsson    Name: Pernilla Heidenvall

ZENUITY AB

/s/ Henrik Green    /s/ Nishant Batra
Name: Henrik Green    Name: Nishant Batra